Exhibit (a)(5)(lxxi)

UNITED STATES DISTRICT COURT

DISTRICT OF CONNECTICUT

STATE OF CONNECTICUT, ex rel.	)
Attorney General	)	CIVIL ACTION NO. 03-CV-1072 (AWT)
RICHARD BLUMENTHAL	)
Plaintiff,	) )
v.	) )
ORACLE CORPORATION and PEPPER ACQUISITION CORP.	) ) )
Defendants.	) )	August 18, 2003

DEFENDANTS’ MOTION TO DISMISS

Pursuant to Rules 12 (b) (1) and 12 (b) (6) of the Federal Rules of Civil Procedure, the defendants, Oracle Corp. and Pepper Acquisition Corp., hereby respectfully move this Court to dismiss the Amended Complaint filed by the plaintiff, the State of Connecticut ex rel. Attorney General Richard Blumenthal, on August 4, 2003. The Amended Complaint challenges Oracle’s tender offer for shares of PeopleSoft, Inc. (“PeopleSoft”) under Section 7 of the Clayton Act, 15 U.S.C. § 18, and Section 3 of the Connecticut Antitrust Act, Conn. Gen. Stat. § 35-26. The defendants rely on the Memorandum of Law and the Declaration of Eric D. Beal filed concurrently with this motion.

The federal claim under section 7 of the Clayton Act should be dismissed: (i) pursuant to Rule 12 (b) (1) because the Connecticut Attorney General (the “AG”) does not have standing as parens patriae; (ii) pursuant to 12 (b) (6) because the Amended Complaint fails to allege antitrust injury to Connecticut; and (iii) pursuant to Rule 12 (b) (1), because the AG lacks capacity, or statutory authorization under state law, to bring this claim.

ORAL ARGUMENT REQUESTED

The state law antitrust claim under section 3 of the Connecticut Antitrust Act must also be dismissed pursuant to Rule 12 (b) (6) because the Connecticut antitrust laws do not apply to unaccepted tender offers or, in the alternative, the AG’s state law claim should also be dismissed for lack of supplemental jurisdiction because this Court lacks subject matter jurisdiction over the federal claim.

Finally, even if this Court were to recognize standing in the AG, both the state and federal claims in the Amended Complaint should be dismissed pursuant to Rule 12 (b) (1) because they are premature and unripe.

For these reasons, as more fully set forth in the Memorandum of Law filed concurrently herewith, the Amended Complaint should be dismissed in its entirety.

WHEREFORE, the defendants respectfully request that this Court dismiss the Amended Complaint pursuant to Federal Rules of Civil Procedure 12 (b) (1) and 12 (b) (6).

Dated: August 18, 2003

Respectfully Submitted,

/s/ WILLIAM M. RUBENSTEIN
William M. Rubenstein (ct08834)
E-mail: wmr@avhlaw.com
Eric D. Beal (ct23167)
E-mail: exb@avhlaw.com
Axinn, Veltrop & Harkrider LLP
90 State House Square
Hartford, CT 06103-3702
Telephone: 860-275-8100
Facsimile: 860-275-8101

Attorneys for Defendants
ORACLE CORPORATION and
PEPPER ACQUISITION CORP.

CERTIFICATION

THIS IS TO CERTIFY that a copy of the foregoing Motion to Dismiss has been delivered by hand this 18th day of August, 2003 to:

Steven Mark Rutstein, Esq.

Roger F. Reynolds, Esq.

Attorney General’s Office

55 Elm St.

Hartford, CT 06106

Clare E. Kindall, Esq.

Attorney General’s Office

55 Elm St.

Hartford, CT 06106

/s/ ERIC D. BEAL Eric D. Beal
AXINN, VELTROP & HARKRIDER LLP

UNITED STATES DISTRICT COURT

DISTRICT OF CONNECTICUT

STATE OF CONNECTICUT, ex rel.	)
Attorney General	)	CIVIL ACTION NO. 03-CV-1072 (AWT)
RICHARD BLUMENTHAL	)
Plaintiff,	) )
v.	) )
ORACLE CORPORATION and PEPPER ACQUISITION CORP.	) ) )
Defendants.	) )	August 18, 2003

DEFENDANTS ORACLE CORP. AND PEPPER ACQUISITION CORP.’S

MEMORANDUM OF LAW IN SUPPORT OF MOTION TO DISMISS

AXINN, VELTROP & HARKRIDER LLP
90 State House Square
Hartford, CT 06103-3702
(860) 275-8100

William M. Rubenstein
Eric D. Beal

Attorneys for Defendants
ORACLE CORPORATION and
PEPPER ACQUISITION CORP.

August 18, 2003

ORAL ARGUMENT REQUESTED

TABLE OF CONTENTS

TABLE OF AUTHORITIES	iii

INTRODUCTION	1

DESCRIPTION OF THE AMENDED COMPLAINT	4

ARGUMENT	6

I. THE ATTORNEY GENERAL HAS NO STANDING OR AUTHORITY TO BRING THE PRESENT CLAYTON ACT CLAIM	6

A. Parens Patriae is a Limited Exception to General Standing Analysis Applied to Private Plaintiffs	7

1. The AG Lacks Standing as Parens Patriae	8

a. The Amended Complaint does not Describe a Distinct “quasi-sovereign interest”	11

b. The Amended Complaint Fails to Allege “an injury to a substantial segment” of the Population of Connecticut	13

c. “Enterprises” are Able to Obtain identical Relief.	15

2. Other Policy Considerations Militate Against Recognizing Parens Patriae Standing	17

3. Conclusion	18

B. The AG Cannot Bring this Suit to Protect Connecticut’s Proprietary Interests Because the Amended Complaint Fails to Allege that Connecticut is Threatened with Antitrust Injury	19

1. Antitrust Injury	20

2. Connecticut is not Threatened with Antitrust Injury because It Already Purchased Its Software	21

3. The Alleged Harm to Connecticut Does not “Flow From” the Anticompetitive Effects Alleged in the Amended Complaint and is Not of the Type of Injury the Antitrust Laws were Designed to Prevent	22

C. The AG Lacks Authority Under State Law to Bring this Federal Claim	26

II. THE COMPLAINT FAILS TO STATE A CLAIM UNDER STATE LAW	31

III. THE PLAINTIFF’S CLAIMS ARE PREMATURE	33

CONCLUSION	38

TABLE OF AUTHORITIES

CASES

Abbott Lab. v. Gardner, 387 U.S. 136 (1967)	34

Abrams v. 11 Cornwell Co 695 F. 34 (2d Cir. 1982), vacated in part on other grounds, 718 F.2d 22 (2d Cir. 1983)	11,12,13

Alberta Gas Chemicals Ltd. v. E.I. du Pont de Nemours & Co 826 F.2d 1235 (3d Cir. 1987)	24

Alfred L. Snapp & Son. Inc. v. Puerto Rico. 458 U.S. 592 (1982)	9,10,13

Allied Signal. Inc v. B.F. Goodrich Co., 183 F.3d 568 (7th Cir. 1999)	16

Associated Gen. Contractors of California. Inc. v. California State Council of Carpenters. 459 U.S. 519 (1983)	7

Baxley v. Rutland. 409 F. Supp. 1249 (M.D. Ala. 1976)	27

Blumenthal v. Barnes. 261 Conn. 434 (2002)	26,27,28

B.V. Optische Industrie de Oude Delft v. Hologic, Inc., 909 F. Supp. 162 (S.D.N.Y. 1995)	5

Brown Shoe Co. v. United States, 370 U.S. 294 (1962)	4

Brunswick Corp. v. Pueblo Bowl-O-Mat, Inc., 429 U.S. 477 (1976)	20,23,24,25

Burch v. Goodyear Tire & Rubber Co 420 F. Supp. 82 (D. Md. 1976), aff’d, 554 F.2d 633 (4th Cir. 1977)	9

California v. American Stores. 495 U.S. 271 (1990)	8,21

Cargill, Inc. v. Monfort of Colorado. Inc 479 U.S. 104 (1986)	20,21

Cedars-Sinai Medical Center v. Watkins, 11 F.3d 1573 (D.C. Cir. 1993)	35

Chicago & Northwestern Trans. Co. v. SOO Line RR Co., 739 F. Supp. 447 (D. III. 1990)	36

Connecticut v. Physicians Health Servs., Inc 103 F. Supp. 2d 495 (D. Conn. 2000)	10

Crestar Mort. Corp. v. Peoples Mort. Co., 818 F. Supp. 816 (E.D. Pa. 1993)	36

Estados Unidos Mexicanos v. Decoster, 229 F.3d 332 (1st Cir. 2000)	9

Fischer v. NWA, Inc., 883 F.2d 594 (8th Cir. 1989)	25

Florida Seed Co. v. Monsanto, 105 F.3d 1372 (11th Cir. 1997)	25

Garabet v. Autonomous Tech. Corp 116 F. Supp. 2d 1159 (C.D. Cal. 2000)	21

Georgia v. Pennsylvania R.R., 324 U.S. 439 (1945)	8

Glen Holly Entm’t v. Tektronix, Inc., 100 F. Supp. 2d 1073 (C.D. Cal. 1999)	21,22,23

G.K.A. Beverage Corp. v. Honickman, 55 F.3d 762 (2d Cir. 1995)	24

Go-Video. Inc. v. Matsushita Elec. Indus. Co Ltd 1992 U.S. Dist. LEXIS 16539, 1992-2 Trade Cas. (CCH) 69,972 (D. Ariz. Sept. 15, 1992), aff’d, 15 F.3d 1085 (9th Cir. 1994) (mem.)	25

Hack v. President and Fellows of Yale College. 237 F.3d 81 (2d Cir. 2000), cert. denied. 534 U.S. 888 (2001)	5,6

Illinois v. Life of Mid-America Ins. Co 805 F.2d 763 764 (7th Cir. 1986)	12

Illinois DOT v. Hinson, 122 F.3d 370 (7th Cir. 1997)	3,19

In re Drexel Burnham Lambert Group Inc 995 F.2d 1138 (2d Cir. 1993)	36

In re Mercedes Benz Antitrust Litig., 213 F.R.D. 180 (D.N.J. 2003)	21

In re Merrill Lynch Ltd. P’ships Litig., 154 F.3d 56 (2d Cir. 1998)	33

Land O’ Lakes Creameries v. Louisiana State Bd. of Health. 160 F. Supp. 387 (E.D. La. 1958)	12,13

Leeds v. Meltz, 85 F.3d 51, 53 (2d Cir. 1996)	6

Makarova v. United States. 201 F.3d 110 (2d Cir. 2000)	7

Mathias v. Daily News. L.P 152 F. Supp. 2d 465 (S.D.N.Y. 2001)	5

McKeown Distributors, Inc. v. GYP-Crete Corp 618 F. Supp. 632 (D. Conn. 1985)	32

Metzenbaum v. FERC, 675 F.2d 1282 (D.C. Cir. 1982)	34,35

Moore v. Mitchell. 281 U.S. 18 (1930)	26

New York v. Conciliation and Appeals Bd., 123 Misc. 2d 47 (N.Y. 1984)	16

New York v. Holiday Inns. Inc., 656 F. Supp. 675 (W.D.N.Y. 1984)	14,15,17

New York v. Mid-Hudson Med. Group. 877 F. Supp. 143 (S.D.N.Y. 1995)	14

New York v. New Jersey. 256 U.S. 296 (1921)	9

New York v. Peter & John’s Pump House. 914 F. Supp 809 (N.D.N.Y 1996)	14,15

New York ex rel. Spitzer v. Wallkill, 2001 U.S. Dist. LEXIS 13364 (S.D.N.Y 2001)	11,13,14

Oracle Corp. & Pepper Acquisition Corp. v. Peoplesoft et al., CV 20377NC (Del. Ch, June 18, 2003)	36

Pani v. Empire Blue Cross Blue Shield. 152 F.3d 67 (2d Cir. 1998)	6

Pennsylvania v. Kleppe, 533 F.2d 668 ( D.C. Cir. 1976)	13,15,17

Pennsylvania v. West Virginia. 262 U.S. 553 (1923)	9

Philadelphia Housing Authority v. American Radiator & Stand. Sanitary Corp 309 F. Supp. 1057 (E.D. Pa 1969)	27

Puerto Rico v. Bramkamp, 654 F.2d 212 (2d Cir. 1981)	15,16

SEIU v. Philip Morris. Inc., 249 F.3d 1068 (D.C. Cir. 2001), cert. denied, 534 U.S. 994 (2001)	17

Shea v. First Federal Savings & Loan Assoc., 184 Conn. 285 (1981)	32

South Austin Coalition Community Council v. SBC Communications Inc., 191 F.3d 842 (7th Cir. 1999)	36,37

Step-Saver Data Systems, Inc. v. Wyse Technology, 912 F.2d 643 (3d Cir. 1990)	35

Suitum v. Tahoe Regional Planning Agency, 520 U.S. 725 (1997)	34

Support Ministries v. Waterford. 799 F. Supp. 272 (N.D.N.Y. 1992)	14,16

United States v. E. I. du Pont de Nemours & Co 353 US 586 (1956)	4

United States v. American Airlines. Inc., 570 F. Supp. 654 (N.D. Tex 1983), rev’d on other grounds, 743 F.2d 1114 (5th Cir. 1985)	32

United States v. Michigan Nat’l Corp., 1974 U.S. Dist. LEXIS 12205 (E.D. Mich. Feb. 19, 1974)	37

v

United States v. Muzak LLC, 275 F.3d 168 (2d Cir. 2001)	38

US West Communications v. MFS Intelenet, Inc., 193 F.3d 1112 (9th Cir. 1999), cert. denied, 530 U.S. 1297 (2000)	36

Volvo N. Am. Corp. v. Men’s Int’l Prof 1 Tennis Council. 857 F.2d 55 (2d Cir. 1988)	37,38

STATUTES AND LEGISLATIVE MATERIALS

15 U.S.C. § 15c	18,31

15. U.S.C. § ] 8	4,37

15 U.S.C. § 26	6,20,21

Connecticut Antitrust Act, Conn. Gen. Stat. §§ 35-24 to 35-46	28

Connecticut General Statutes § 35-32	26,29,30,31

Connecticut General Statutes § 35-44a	26,28,29,30

Connecticut General Statutes § 35-34	26,29,32,33

Connecticut General Statutes § 35-26	4,28,31,32

Connecticut General Statutes § 35-27	28

Connecticut General Statutes § 35-45	28

H.R. Rep. No. 94-499, at 9-10 (1975)	18

Conn. Pub. Acts 75-508	28

Conn. Pub. Acts 76-218	29

OTHER MATERIALS

Federal Rules of Civil Procedure, Rule 12 (b) (1)	7,26,33

Federal Rules of Civil Procedure, Rule 12 (b) (6)	6,7,31

Federal Rules of Civil Procedure, Rule 17 (b)	27

Areeda & Hovenkamp, Antitrust Law, 1403 (2d ed.)	32

Judith A. Maynes, et al., Recent History of the Connecticut Antitrust Act, 50 Conn. B.J. 274 (1976).	28,30

George D. Brodigan, Connecticut Anti-trust Act, 47 Conn. B.J. 2 (1973)	28

Laurence Tribe, American Constitutional Law. § 3-20 (3d Ed. Foundation Press 2000)	9

Statement of R. Hewitt Pate before the U.S. House of Rep. Judiciary Committee, p. 9 (July 24, 2003) (available at <http://www.usdoj.gov/atr/public/testimonv/201190.htm>.)	37

“The Connecticut 100,” (last viewed on August 16, 2003) <www2. Connecticutmag.com/site/ct100.asp>	2

“Core-CT Project Fact Sheet,” (last viewed on August 16, 2003) <www.core-ct.state.us.fact_sheet>	19

UNITED STATES DISTRICT COURT

DISTRICT OF CONNECTICUT

STATE OF CONNECTICUT, ex rel.	)
Attorney General	)	CIVIL ACTION NO. 03-CV-1072 (AWT)
RICHARD BLUMENTHAL	)
)
Plaintiff,	)
)
v.	)
)
ORACLE CORPORATION and	)
PEPPER ACQUISITION CORP.	)
)
Defendants.	)	August 18, 2003

DEFENDANTS ORACLE CORP. AND PEPPER ACQUISITION CORP.’S

MEMORANDUM OF LAW IN SUPPORT OF MOTION TO DISMISS

INTRODUCTION

Just nine days after Oracle Corp. (“Oracle”) tendered for the shares of PeopleSoft, Inc. (“PeopleSoft”), the Connecticut Attorney General (the “AG”), without standing or authority, filed this premature lawsuit seeking a permanent injunction preventing any merger of the two firms, both Delaware corporations headquartered in California. The AG brought this action without undergoing normal investigation or even first contacting Oracle. Because there was no conceivable antitrust reason for such haste, a point which the AG has conceded by not also seeking a preliminary injunction, it is apparent that this lawsuit was timed, not to reach the merits, but to preempt antitrust review by influencing the shareholder response to the tender offer in this high-profile contest for corporate control.1

1 In fact, the AG sought to block Oracle’s offer before it had been considered by the PeopleSoft Board, before any hearing in — much less a decision from — the Delaware court that must decide whether PeopleSoft is required to redeem its “shareholders’ rights plan,” more commonly known as a “poison pill,” and before the Department of Justice had even begun its investigation of the antitrust merits of the proposed transaction. Subsequent events have shown why the AG’s lack of deliberation was misguided: On June 19, PeopleSoft rejected

In his first complaint, the AG attempted to bootstrap this lawsuit into this Court by representing as “parens patriae” a tiny class of enormous businesses dubbed “enterprises.” As recognized in longstanding decisions of the Supreme Court and the United States Court of Appeals for the Second Circuit, however, parens patriae standing is not available where a state seeks to represent companies “generally employing ten thousand (10,000) or more employees” or with multi-billion dollar annual revenues. (Amended Compl. 11.)2 To the best of Oracle’s knowledge, in over fifty years of state parens patriae antitrust enforcement, no other attorney general has ever sued to protect such a small and powerful class of “consumers” where the harm to the general economy or individual consumers of the state is comparably remote and speculative.

Belatedly recognizing that enterprises can fend for themselves without the protection of a parens patriae, the AG amended his complaint to assert that he also represents Connecticut’s own interests as a current licensee of PeopleSoft. (Amended Compl. 2.) But, this stop-gap position is similarly unavailing because the harms purportedly threatening Connecticut do not flow from the alleged anticompetitive effect of the proposed merger. Although contradicted by Oracle’s public commitments to continue support for PeopleSoft’s software, the AG alleges that, if the tender offer succeeds, Oracle will “discontinue or diminish the PeopleSoft lines of software” causing Connecticut to incur costs in ameliorating any degradation or obsolescence of its existing PeopleSoft products. (Amended Compl. 3, 33.) Even assuming the truth of this allegation, such costs occur anytime a supplier discontinues a product and are not a symptom of

Oracle’s sweetened offer. On June 30, the United States Department of Justice issued a “Second Request” opening an extended investigation of the antirust merits of a transaction.

2    Connecticut’s lack of any special interest in these often-international corporations is demonstrated by the fact Chat only twenty companies with annual revenues above $2 billion are headquartered in the state. See “The Connecticut 100,” (last viewed on August 16, 2003) <www2.Connecticutmag.com/site/ct100.asp>.

a market-wide reduction of competition. For instance, now that PeopleSoft has recently acquired one of its rivals, J.D. Edwards,—a transaction that the AG did not oppose—J.D. Edwards customers will suffer a similar inconvenience should PeopleSoft decide to discontinue any J.D. Edwards product. Such an “injury” would not be caused by any antitrust violation, but rather would be a possible consequence of the merger itself whether or not it violates the antitrust laws.

The Amended Complaint’s failure to articulate an antitrust injury to Connecticut underscores this essential problem with the AG’s lawsuit: it seeks to wrest control of this antitrust litigation from the enterprises directly affected and from the U.S. Department of Justice, which Congress has designated as the governmental enforcer of federal antitrust laws. The AG’s powers, however, are circumscribed by standing doctrine and Connecticut statute, which separately prevent the AG from meddling where the state has no legal interest. As the Seventh Circuit observed in an analogous case: “The main contemporary reason for having rules of standing, besides minimizing judicial caseloads and judicial interference with the life of the nation, is to prevent kibitzers, bureaucrats, publicity seekers, and ‘cause’ mongers from wresting control of litigation from the people directly affected . . . .” Illinois DOT v. Hinson, 122 F.3d 370, 373 (7th Cir. 1997) (Posner, J). Oracle, therefore, moves this Court to dismiss the Amended Complaint pursuant to Federal Rules of Civil Procedure 12 (b) (1) and (b) (6).

The federal claim under section 7 of the Clayton Act must be dismissed because:

The AG does not have standing as parens patriae (discussed in part I.A., p. 7)

The Amended Complaint fails to allege antitrust injury to Connecticut, an essential element of a cause of action premised on the proprietary interest of the state (discussed in part I.B., p. 19)

The AG lacks capacity, or statutory authorization under state law, to bring this claim (discussed in part I.C., p. 26)

The state law antitrust claim must also be dismissed:

Connecticut antitrust laws do not apply to unaccepted tender offers, so the Amended Complaint fails to state a claim under state antitrust law (discussed in part II, p. 31)

Because this Court lacks subject matter jurisdiction over the federal claims, the AG’s state law claims should also be dismissed for lack of supplemental jurisdiction (discussed in part II)

Finally, even if this Court were to recognize standing in the AG, his hastily brought claims are premature and unripe and, for that reason alone, should be dismissed. (discussed in part III, p. 33.)

DESCRIPTION OF THE AMENDED COMPLAINT

The Amended Complaint challenges Oracle’s tender offer for PeopleSoft shares (the “Tender Offer”) under Section 7 of the Clayton Act, 15. U.S.C. § 18, and Section 3 of the Connecticut Antitrust Act, Conn. Gen. Stat. § 35-26, alleging that any merger between two companies would cause competitive harm in two purported markets.

The heart of the Amended Complaint is its gerrymandered definition of an “enterprise.” Contrary to the repeated admonitions of the Supreme Court that product markets in antitrust cases must be drawn in terms of reasonable interchangeability, United States v. E. I. du Pont de Nemours & Co 353 U.S. 586, 593-95 (1957), and must reflect economic reality, Brown Shoe Co. v. United States. 370 U.S. 294, 326 (1962), the Amended Complaint simply asserts, ipse dixit, that “enterprises” have computer software needs that are distinct from smaller but still substantial entities and that software designed for their use thus occupies distinct antitrust product markets, specifically: (1) the market for “enterprise financial applications software” and (2) the market for “enterprise human resources software.” (Amended Compl. 19-24 (emphasis added).) In the absence of any explanation for the uniqueness of those enterprise software products, the defining characteristic of those markets appears to be that they embolden the Amended Complaint to state, albeit incorrectly, that “[a]t present, Oracle, PeopleSoft and one other company are the only meaningful participants in the relevant geographic market”3 for the specified products and that the proposed acquisition would thus “create a duopoly in each of the relevant markets.” (Amended Compl. 26.) While that proposition certainly would create the appearance of an antitrust issue, it amounts to drawing a bullseye around one’s arrow.4

Similarly, the AG talks around an antitrust analysis without asserting any meaningful or rational facts. For example, despite the pro forma explanation of the HHI index (Amended Compl. 18), the Amended Complaint never applies the methodology to the facts of this case, or even provides estimated market shares. Furthermore, the Amended Complaint offers only a cursory and inadequate discussion of existing business software vendors’ ability to adapt their products for use by enterprise customers. Even assuming the truth of the allegation that enterprise software has unique requirements, it is hard to believe that rich and skilled companies like Microsoft, Siebel Systems, or any of the other myriad of large business software vendors are unable to adapt their similar products to respond to any attempted exercise of market power by enterprise software providers. The suggestions that established reputation or operations “on a national or global basis” are required cannot explain how Microsoft, the world’s largest software company, or Siebel Systems, the leading vendor of customer relationship management software,

3As to the geographic side of market definition, the Amended Complaint takes a decidedly scatter-shot approach, efining the relevant market as, alternatively, the State of Connecticut, the United States, or some undefined international market.” (Amended Compl. 25.) Given that range of alternatives, the proper geographic market is lmost certainly one of them, although such an allegation hardly gives Oracle much notice as to the State’s theory— if indeed it has one.

4 Where courts have found that plaintiffs have defined markets that defy economic reality to bolster their claims, they have not hesitated to dismiss antitrust actions. See, e.g., Hack v. President and Fellows of Yale College. 237 F.3d 81, 85 (2d Cir. 2000); B.V. Optische Industrie de Oude Delft v. Hologic. Inc., 909 F. Supp. 162, 171-73 S.D.N.Y. 1995); Mathias v. Daily News, L.P., 152 F. Supp. 2d 465, 482 (S.D.N.Y. 2001) (collecting cases “confirm[ing] the difficulty in delineating a relevant market based on artificially narrow boundaries”).

can be discounted on such grounds.

Finally, the Amended Complaint fails to allege that Oracle and PeopleSoft have come to an agreement, or that any acquisition has actually occurred or is imminent. In fact, PeopleSoft’s management and directors have made it very clear that they do not agree to any merger or acquisition and they have erected substantial barriers to such an agreement, including suing Oracle to prevent the transaction. Thus, the Amended Complaint has not alleged, and cannot allege, an agreement as required by the statutes under which the AG claims relief.

Based on this fragmentary and misleading analysis, the AG claims statutory authorization to seek an injunction barring Oracle from purchasing PeopleSoft under Section 16 of the Clayton Act, 15 U.S.C. § 26, and Conn. Gen. Stat. §§ 35-32, 35-34 and 35-44a. However, for the reasons explained below, these provisions do not give the AG standing or authorization to insert himself into this high-profile contest for corporate control.

ARGUMENT

I. THE ATTORNEY GENERAL HAS NO STANDING OR AUTHORITY TO BRING THE PRESENT CLAYTON ACT CLAIM

Applicable Legal Standards

For purposes of a motion to dismiss under Fed. R. Civ. P. 12 (b) (6), the Court must deem all of the allegations in the complaint as true and resolve any inconsistencies or inferences in favor of the plaintiff. See Pani v. Empire Blue Cross Blue Shield, 152 F.3d 67, 71 (2d Cir. 1998). However, “[w]hile the pleading standard is a liberal one, bald assertions and conclusions of law will not suffice.” Leeds v. Meltz, 85 F.3d 51, 53 (2d Cir. 1996) (citing cases). A plaintiff must allege sufficient facts to support a cause of action, and the Court “cannot read into [a] complaint the missing allegations crucial to [plaintiff’s] claim . . . .” Hack v. President and

Fellows of Yale College. 237 F.3d 81, 91 (2d Cir. 2000). Likewise, the Court should not assume facts that the plaintiff has not alleged “or that the defendants have violated the antitrust laws in ways that have not been alleged.” Associated Gen. Contractors of California. Inc. v. California State Council of Carpenters, 459 U.S. 519, 526 (1983).

A case is properly dismissed for lack of subject matter jurisdiction under Rule 12 (b) (1) when the district court lacks the statutory or constitutional power to adjudicate it. See Fed. R. Civ. P. 12 (b) (1). “In resolving a motion to dismiss for lack of subject matter jurisdiction under Rule 12 (b) (1), a district court may refer to evidence outside the pleadings.” Makarova v. United States. 201 F.3d 110, 113 (2d Cir. 2000). A plaintiff asserting subject matter jurisdiction has the burden of proving by a preponderance of the evidence that it exists. See id.

The AG’s federal claim under section 7 of the Clayton Act must be dismissed:

A. Pursuant to Rule 12 (b) (1), because the AG does not have standing as parens patriae;

B. Pursuant to Rule 12 (b) (6), because the AG’s proprietary claim fails for lack of a sufficient allegation of antitrust injury to Connecticut; and

C. Pursuant to Rule 12 (b) (1), because the AG is not a proper party as he has no statutory authority to bring this claim under § 7 of the Clayton Act.

A. Parens Patriae is a Limited Exception to General Standing Analysis Applied to Private Plaintiffs

Parens patriae standing allows a state to vindicate quasi-sovereign interests in the welfare of substantial portions of its population that would otherwise go unprotected. Because it is an exception to the general rules of standing applied to private plaintiffs, courts narrowly construe the doctrine and limit it to cases in which it is truly needed, for example, to stop pollution of the state’s environment—a harm that affects the population at large, yet does not necessarily specifically injure any individual—or to prevent invidious discrimination against residents of a state who lack a sufficient individual stake to shoulder the cost and difficulty of suing.

The contrast with this action is stark. Rather than a diffuse class of consumers or disadvantaged citizens, the AG seeks to represent the interests of a definite class of extremely large companies that are capable of protecting their own interests in either the marketplace or the courts. Ordinary standing principles, discussed in part 1 below, require that this action be dismissed so that the proper parties—those purportedly threatened with injury—can bring an action if they so choose. Here, that conclusion is bolstered by Congressional direction, discussed in part 2 below, that in antitrust cases parens patriae standing should be used to bring enforcement actions on behalf of individual consumers, not businesses.

1. The AG Lacks Standing as Parens Patriae

States, of course, may bring federal antitrust claims as parens patriae where the generally applicable standards of parens patriae standing have been met. For example, Georgia was allowed to seek an injunction against a conspiracy to charge discriminatory shipping rates “the gravamen of which runs far beyond the claim of damage to individual shippers” and which “if proven limits the opportunities of her people, shackles her industries, retards her development, and relegates her to an inferior economic position among her sister states.” Georgia v. Pennsylvania R.R., 324 U.S. 439, 451-52 (1945). More recently, states have obtained injunctive relief in merger cases, including divestiture of businesses, to prevent widespread injuries to their residents in general. E.g., California v. American Stores, 495 U.S. 271 (1990) (holding that California could seek divestiture following supermarket merger that reduced competition in several intrastate geographic markets for retail groceries, affecting a diffuse group of customers).5 Such antitrust enforcement actions fit neatly within the tradition of parens patriae remedies for harms to the general public, such as pollution, e.g., New York v. New Jersey, 256 U.S. 296 (1921) (holding that New York could sue to enjoin the discharge of sewage into New York harbor); activity hampering the general economy of the state, e.g., Pennsylvania v. West Virginia, 262 U.S. 553 (1923) (holding that Pennsylvania and Ohio could sue to enjoin restraints on the flow of natural gas that “imperil the health and comfort of thousands of their people”); and, more recently, ethnic and other invidious forms of discrimination, e.g., Alfred L. Snapp & Son, Inc. v. Puerto Rico. 458 U.S. 592 (1982) (employment discrimination against Puerto Ricans).

Thus, parens patriae actions are appropriate “to challenge allegedly illegal business activities on behalf of a group of citizen consumers as a statewide ‘class’ of sorts—a group whose members may lack sufficient economic stake to justify bringing suit as individuals or who may have insufficient incentive, or may otherwise be unable to meet the criteria, to sue as a Rule 23 class.” Laurence Tribe, American Constitutional Law. § 3-20 , p. 454 (3d Ed. Foundation Press 2000). However, as the First Circuit recently explained, parens patriae standing is a judicially created “exception to normal rules of standing applied to private citizens in recognition of the special role that a State plays in pursuing its quasi-sovereign interests in the well-being of its populace . . . that has been narrowly construed.” Estados Unidos Mexicanos v. Decoster, 229 F.3d 332, 335 (1st Cir. 2000) (internal quotation marks omitted.) Where a complaint fails to

5 In another antitrust decision, the Fourth Circuit affirmed a district court ruling that recognized standing in the Attorney General of Maryland where the complaint alleged that certain illegal restraints imposed on the distribution of replacement tires for automobiles “artificially inflate[d] the price of Goodyear tires” and “[t]he artificially inflated prices are absorbed by the citizens of Maryland, the ultimate purchasers of the tires, all to the detriment of those citizens and the general economy of the State of Maryland.” Burch v. Goodyear Tire & Rubber Co., 420 F. Supp. 82, 85 (D. Md. 1976), aff’d, 554 F.2d 633 (4th Cir. 1977) (internal quotation marks omitted).

allege a proper quasi-sovereign interest, it must be dismissed. See, e.g., Connecticut v. Physicians Health Servs., Inc., 103 F. Supp. 2d 495, 507 (D. Conn. 2000).

In its most recent and thorough discussion of this issue in Alfred L. Snapp & Son. Inc. v. Puerto Rico. 458 U.S. 592 (1982), the Supreme Court reviewed its parens patriae decisions to derive the outer limits on state standing to bring federal claims against private parties. Puerto Rico sued Virginia apple producers under federal labor statutes for discriminating against qualified Puerto Rican farmworkers in favor of foreign workers. The Court agreed with the Fourth Circuit that Puerto Rico had standing because its complaint described a “quasi-sovereign” interest “that the state has in the well-being of its populace,” 485 U.S. at 602, and its claims fell within the two traditional categories of parens patriae actions. After surveying its cases, the Court stated: “the State must articulate an interest apart from the interests of particular private parties, i.e., the State must be more than a nominal party.” 485 U.S. at 607. The Court also discerned two general categories of interests that support standing: “First, a State has a quasi-sovereign interest in the health and well-being—both physical and economic—of its residents in general. Second, a State has a quasi-sovereign interest in not being discriminatorily denied its rightful status within the federal system.” Id. (emphasis added). Applying this analysis to Puerto Rico’s claims, the Court found that Puerto Rico had standing to protect its residents from discrimination and “agree[d] with the Court of Appeals that ‘[deliberate] efforts to stigmatize the labor force as inferior carry a universal sting,’” 485 U.S. at 609, extending well beyond the limited economic effects of the particular instances of discrimination alleged by the complaint. As explained below, the AG’s invocation of parens patriae here is inconsistent with Snapp and cases interpreting it in this Circuit.

This Circuit applies a three-part test to determine the limits of state standing to bring suit as parens patriae: “First, the State must articulate ‘a quasi-sovereign interest’—that is an interest that is distinguishable from the interests of private parties. Second, the state must ‘allege[] injury to a substantial segment of the population.’ And, third the reviewing court must find that ‘individuals could not obtain complete relief through a private suit.’” New York ex rel. Spitzer v. Wallkill, 2001 U.S. Dist. LEXIS 13364, at *7 (S.D.N.Y 2001) (citations omitted) (summarizing and quoting Abrams v. 11 Cornwell Co., 695 F.2d 34 (2d Cir. 1982), vacated in part on other grounds, 718 F.2d 22 (2d Cir. 1983)). Applying this test, the AG lacks parens patriae standing to bring suit on behalf of the tiny class of large “enterprises” defined in the Amended Complaint.

a. The Amended Complaint does not Describe a Distinct “quasi-sovereign interest”

Parens patriae standing requires a state to allege and prove a distinct quasi-sovereign interest apart from the individual interests advanced by the lawsuit. For instance, in the seminal case of Abrams v. 11 Cornwell Co 695 F.2d 34 (2d Cir. 1982), the Second Circuit upheld New York’s authority to seek an injunction under a federal civil rights statute against a neighborhood partnership formed for the purpose of preventing a local building from being used as a residency for mentally impaired adults. The appeals court quoted with approval the district court’s observation that “representation of mentally disabled persons is the paradigm case for parens patriae standing,” 695 F.2d at 38, and found that a quasi-sovereign interest was implicated because (1) successful opposition to such facilities would “deprive any number of retarded persons of the opportunity to receive rehabilitation;” (2) “[p]reventing a residential facility also requires the State to bear the cost of keeping more people in institutions” thus requiring “the people already there . . . to live in more crowded surrounding;” (3) and “retarded persons and community residents are deprived of being able to live in integrated communities.” Id. at 39. Relying on Snapp, the Second Circuit found that beyond the direct economic effects “there is a similar state interest in securing residents from the harmful effects of discrimination.” Id. “The State of New York has in our view no less an interest in seeing to it that its mentally retarded obtain equal protection under the housing laws than Puerto Rico has in seeing that its citizens obtain equal employment opportunities.” Id.

By comparison, where the interests advanced by the lawsuit are not a proxy for a more general public concern, courts uniformly deny parens patriae standing, For example, when Illinois sued Mid-America for using misleading printed materials to induce “eight elderly rural consumers to invest in ‘ultimate estate liquidity programs,’” the Seventh Circuit denied the state parens patriae standing to assert a RICO claim for failure to allege a quasi-sovereign interest. Illinois v. Life of Mid-America Ins. Co 805 F.2d 763, 764, 766 (7th Cir. 1986). Because Illinois’ claim implicated only the economic loss of the defrauded individuals, “the Attorney General . . . is merely a nominal party in this suit to recover for injury to eight consumers, and as such, has no parens patriae standing.” Id. at 766.

In another case with parallels to the present action, Land O’ Lakes Creameries v. Louisiana State Bd. of Health, 160 F. Supp. 387 (E.D. La. 1958), several manufacturers of dried milk sued to overturn Louisiana milk labeling rules. The Attorney General of Minnesota sought leave to intervene as parens patriae on behalf of all Minnesota dried milk producers. Taking judicial notice that the dairy industry was not the only or even largest industry in Minnesota and that dried milk production comprised but a small part of that industry, the court concluded:

The dairy industry statistics offered by Minnesota fail to demonstrate that the sale of dried milk is of such pervasive importance to that industry and to Minnesota citizens generally that restrictions on the interstate distribution of dried milk would directly and materially affect the “welfare of the people of Minnesota.” Thus the interests of the single industry here involved must be held to be private interests, not interests affecting the whole economy or all the people of the state. This type of interest is insufficient to give Minnesota the right to sue as parens patriae in behalf of all, or a substantial number, of her citizens.

Id at 389. Thus, in Pennsylvania v. Kleppe, 533 F.2d 668, 675 (D.C. Cir. 1976), the D.C. Circuit observed that it is “well established that there can be no standing in the state where the primary thrust of an alleged wrong is injury to a narrowly limited class of individuals, and the harm to the economy as a whole is insignificant by comparison.”

In the present case, because the Amended Complaint alleges harm only to a “narrowly limited class” of “enterprises,” and because the allegations cannot be construed to even suggest any harm to Connecticut consumers, any harm to the state’s economy is “insignificant by comparison” and, therefore, the AG has not pled a distinct quasi-sovereign interest. As in Land O’ Lakes and Mid-America, the Amended Complaint fails to implicate the well-being of Connecticut’s residents in general and must be dismissed. Cf. Snapp, 458 U.S. at 609.

b. The Amended Complaint Fails to Allege “an injury to a substantial segment” of the Population of Connecticut

Even if this Court were to find a quasi-sovereign interest, the AG’s assertion of parens patriae standing must be rejected because it cannot survive the next two prongs of the Cornwell analysis. Cornwell found that, despite the small number of mentally impaired individuals directly involved, New York’s lawsuit met “the substantial segment of the population” prong of the standing test, because “an unspecified number of ‘similar [mentally impaired] people in years to come, . . . other individuals in mental institutions, and the members of the [Long Island] community itself’ all would be affected by the outcome of the case.” New York ex rel. Spitzer v. Wallkill, 2001 U.S. Dist. LEXIS 13364 at *15 (quoting Cornwell. 695 F.2d at 39 n.10). While there is no numerical threshold, “what must be shown is a clear indication that the State is acting on behalf of a broad spectrum of the public.” Id. at *14-15.

Thus, where suit is brought as a “test case” on behalf of “exemplars” to halt ongoing illegal conduct affecting a much larger group of citizens, the requirement may be met. As in Snapp and Cornwell, decisions allowing parens patriae standing on behalf of a few named individuals invariably concern continuous conduct threatening an undefined—indeed, unknowable—large group of individuals in the future. E.g., New York v. Peter & John’s Pump House. 914 F. Supp. 809, 812 (N.D.N.Y 1996) (discrimination against African-Americans); New York v. Mid-Hudson Med. Group, 877 F. Supp. 143, 147 (S.D.N.Y. 1995) (deaf individual was a “test case” for all deaf New Yorkers); Support Ministries v. Waterford, 799 F. Supp. 272, 278 (N.D.N.Y. 1992) (discrimination against people with HIV/AIDs). In such cases, the “substantial segment of the population” requirement is met by the significant number of still-unidentifiable individuals who would be harmed if the illegal conduct were allowed to continue unchecked.

By contrast, we know today the identity of all the “enterprises” that would be harmed if the allegations of the Amended Complaint were true. In fact, its failure to meet “the substantial segment of the population” requirement is far more certain than in New York v. Holiday Inns, Inc 656 F. Supp. 675, 678-79 (W.D.N.Y. 1984), which denied New York parens patriae standing to join ten individual plaintiffs’ age and gender employment discrimination claims against Holiday Inns because the state “failed to allege an injury to a substantial segment of New York’s population.” Id. at 677. Although the Holiday Inns complaint alleged age discrimination that was superficially similar to the discrimination claims in Cornwell and other cases, the court did not read the complaint as a “test case” brought for the benefit of a larger group, including future employees. Thus, the New York Attorney General impermissibly sought to act as a “nominal party” representing individual interests. Id. The same conclusion is unavoidably true as to the AG here: because the Amended Complaint fails to allege an injury to a substantial segment of the population of Connecticut, the AG does not have standing as parens patriae and his Amended Complaint should be dismissed.

c. “Enterprises” are Able to Obtain Identical Relief

The Amended Complaint obviously flunks the last prong of the Cornwell analysis, namely, that “[p]arens patriae standing also requires a finding that individuals could not obtain complete relief through a private suit.” 695 F.2d at 40. This requirement follows from “the Supreme Court’s statement that a state acting merely as a nominal party has no parens patriae standing. In other words, if the state has no quasi-sovereign interest apart from the interests of private individuals, who can obtain complete relief through their own litigation, then no parens patriae standing exists.” Peter & John’s Pump House. 914 F. Supp. at 812 n.3 (citing Snapp, 458 U.S. at 600). In a pre-Snapp decision, the Second Circuit described this prong of the analysis as requiring a court to consider “the presence or absence of a more appropriate party or parties capable of bringing suit.” Puerto Rico v. Bramkamp, 654 F.2d 212, 217 (2d Cir. 1981) (quoting Kleppe, 533 F.2d at 675). As the D.C. Circuit explained, “[p]arens patriae standing appears to be most justified in those instances where undeniable harm has been done, but for some reason the individual injuries are not legally recognizable. . . . The arguments in favor of allowing such standing become less compelling as it becomes more feasible to achieve complete relief through suits by the private parties actually aggrieved.” Kleppe, 533 F.2d at 675.

Thus, where “the ten named plaintiffs possess the requisite standing to challenge the alleged discriminating practices and to receive complete relief through their private suit,” the Holiday Inns court found that “the State is merely a nominal party in this action and lacks parens patriae standing.” New York v. Holiday Inns. 656 F. Supp. at 677-78 (granting motion to dismiss “Attorney General’s causes of action”); see also New York v. Conciliation and Appeals Bd., 123 Misc. 2d 47, 49-50 (N.Y. 1984) (“the Attorney-General may not maintain this action as parens patriae” because “the relief sought in the petition, viz., the allowance of rent reductions to tenants in buildings where the [New York City Conciliation and Appeals Board] has found a diminution of services, was fully available to the tenants”) (citing Bramkamp). By comparison, the district court declined to dismiss claims brought by the New York Attorney General where a private plaintiff was a “not-for-profit corporation which apparently has limited resources” and might “decide to ‘cut their losses’ by compromising their claim for injunctive relief in the interest in obtaining a monetary settlement.” Support Ministries. 799 F. Supp. at 278. Similarly, in Bramkamp, a case based on essentially the same facts as Snapp, the Second Circuit found Puerto Rico to be a proper plaintiff because “there was no assurance that individual [migrant farm] workers could bear the cost of a lawsuit that would bring complete relief.” 654 F.2d at 217.

By the AG’s own definition of the relevant market, large “enterprises” with multi-billion dollar annual revenues ipso facto have the financial resources and sophistication to look out for themselves in both the courts and the marketplace. In fact, it is hard to imagine a case farther outside the tradition of parens patriae, or a clearer misuse of its authority, than a suit by a state attorney general—funded, of course, by general tax revenues—on behalf of such “enterprises.”

Complete relief is clearly available under the law. Section 16 of the Clayton Act authorizes, inter alia, directly injured parties to seek injunctive relief against a merger of two suppliers in violation of the antitrust laws. Large sophisticated entities have often sought and obtained injunctions. See e.g AlliedSignal, Inc., v. B.F. Goodrich Co., 183 F.3d 568 (7th Cir. 1999) (affirming preliminary injunction obtained by a purchaser of landing gear prohibiting a merger of two such suppliers after the Federal Trade Commission approved the transaction). Moreover, injunctions are just as likely to be pursued in a private enforcement action as one initiated by a state. Any “enterprise” that believes it would be harmed by the merger proposed in Oracle’s Tender Offer could protect itself only by seeking complete injunctive relief, the same remedy sought by the AG. Because those sophisticated “enterprises” can obtain complete relief through their own litigation, no parens patriae standing exists.

2. Other Policy Considerations Militate Against Recognizing Parens Patriae Standing

The D.C. Circuit explained that in parens patriae cases “the sufficiency of the injury actually alleged is highly contingent upon other relevant factors bearing on the appropriateness of letting the plaintiff state pursue the case on the merits.” Kleppe, 533 F.2d at 674-75. Reflecting the prudential nature of the inquiry, the D.C. Circuit elaborated: “if other circumstances of the action suggest important arguments for denying state standing, analysis may indicate that standing should be denied even if the interest represented seems superficially similar to that held an adequate basis for standing in [another action].” Id. at 676; see also Holiday Inns. 656 F. Supp. 2d at 677-78. Likewise, parens patriae does not “eliminate[] or adequately substitute[] for proximate cause. Rather, the doctrine of parens patriae is merely a species of prudential standing, and does not create a boundless opportunity for governments to seek recovery for alleged wrongs against them or their residents.” SEIU v. Philip Morris, Inc., 249 F.3d 1068, 1073 (D.C. Cir. 2001), cert. denied, 534 U.S. 994 (2001). Here, the vague and speculative concerns about a possible remote harm to the economy, untethered by meaningful facts and analysis, does not make the AG’s foray into this tender offer contest a proper parens patriae action.

Moreover, Congress has confirmed that parens patriae actions by state attorneys general are appropriate to protect individual consumers rather than businesses. When amending the Clayton Act in 1976 to allow states limited authority to recover damages on behalf of their residents, Congress authorized parens patriae action only “on behalf of natural persons residing in such state” and expressly excluded recovery for damages “which [are] properly allocable to any business entity.” 15 U.S.C. 15c (a) (1) (B) (ii) (emphasis supplied).6 Although the 1976 amendments concern suits for damages, Congress’ most recent and clearly stated intention to disqualify business entities from serving as the basis for parens patriae suits should inform the scope of injunctive relief under § 16 of the Clayton Act as well. This congressional action is consistent with judicial interpretations, and confirms that the parens patriae exception to the general standing requirements that private antitrust plaintiffs must meet has a limited scope.

3. Conclusion

This is an exceptional case because the AG’s suit on behalf of large “enterprises” so wildly exceeds the limits imposed by parens patriae doctrine. The traditional analysis requires the court to ask whether there are other parties better situated to enforce the law without risk of

6 The report of the House Judiciary Committee that accompanied the bill clearly staled that Congress believed that individual consumers needed state representation, but businesses could “fend for themselves:”

The subcommittee and the full committee gave extended consideration to the proper scope of the remedy. . . . [The subcommittee]. . . concluded that “persons” was too broad a term [to describe on whose behalf an attorney general could sue] as it might be construed to include business entities, which are able, in general, to fend for themselves. . . .

The committee chose “natural persons” as the best expression of the goals of the legislation. The term is intended to exclude business entities such as corporations, partnerships, and sole proprietorships. While some “natural persons” might be in a position to bring their own actions and some business entities might not, the committee concluded that these instances will be rare and that use of the phrase “natural persons” will permit actions on behalf of those most in need of representation but presently unrepresented.

H.R. Rep. No. 94-499, at 9-10 (1975). Notably, Congress was so concerned about the risk of overly expanding the availability of parens patriae suits that it chose to exclude even sole proprietorships or other business entities possibly incapable of representing themselves; clearly, the use of the parens patriae power to protect the interests of the massive “enterprises” described by the Amended Complaint runs contrary to the Congressional understanding of the role of a parens patriae.

misjudgment or overreaching that would harm those most concerned. Here, the answer to that inquiry is that, unequivocally, such directly affected parties do exist and can be expected to redress any potential violation. While states have a long-recognized right to protect their citizens in general from pervasive harms, they “cannot by creating an agency for the purpose of making life better in the state obtain a legal interest in every transaction to which an entity within the state is a party. Such an agency would be no different from the kind of do-good or trade association routinely denied standing despite claiming a ‘special interest’ in the private litigation of others.” Hinson, 122 F.3d at 373. With this precipitous antitrust action, the AG seeks to cast itself as exactly such an officious intermeddler in the contest for corporate control now playing out between Oracle, PeopleSoft, and its shareholders. Because others, including large corporations and the DOJ, can and would advance any bona fide antitrust concerns, this Court should block the AG’s wholly inappropriate attempt to assume that role. Since no parens patriae standing exists, the Amended Complaint must be dismissed.

B. The AG Cannot Bring this Suit to Protect Connecticut’s Proprietary Interests Because the Amended Complaint Fails to Allege that Connecticut is Threatened with Antitrust Injury

Perhaps having recognized the precariousness of his standing as a parens patriae, the AG amended his first complaint and now seeks to also bring this action in Connecticut’s “proprietary capacity” as a current licensee of PeopleSoft software. (Amended Compl. 2.)   However, it is clear from the pleadings that the new claim is fatally flawed because it fails to allege antitrust injury to Connecticut, an essential element of the AG’s proprietary cause of action.

Specifically, the AG’s failure to allege that Connecticut is a future purchaser7 in any relevant market that would be likely to suffer from reduced competition further confirms that the

7 This is a purposeful omission as Connecticut recently entered a long-term contract following a competitive bidding process. See “Core-CT Project Fact Sheet,” (last viewed on August 16, 2003) <www.core-ct.state.us.fact_sheet>.

AG is not the appropriate party to bring this lawsuit. In lieu of such an allegation, the Amended Complaint alleges that Connecticut will suffer the expense and inconvenience of ameliorating potential degradation or obsolescence of its existing PeopleSoft products. (Amended Compl. 3, 33.) Although this allegation is contradicted by numerous public commitments by Oracle to continue support for PeopleSoft’s applications and is entirely speculative, even assuming that there is a factual basis for the AG’s apprehension, the Amended Complaint fails to state a valid claim for relief. As explained below, such costs cannot as a matter of law be antitrust injury because they are not caused by any reduction in competition that the antitrust laws are intended to prevent, but rather could occur as a result of any acquisition of PeopleSoft, whether by Oracle or others, or even if PeopleSoft were never acquired.

1. Antitrust Injury

In an antitrust case, a private plaintiff does not establish standing merely by demonstrating that it was injured by conduct allegedly violating the antitrust laws. In addition to an allegation of a proximate causal connection between the purported violation and the claimed injury, the Supreme Court has established a separate pleading requirement—that of “antitrust injury.” In order to seek injunctive relief under § 16, a private plaintiff must allege threatened loss or damage that both (1) “flows from that which makes defendants’ acts unlawful” and (2) is “of the type the antitrust laws were designed to prevent.” Cargill, Inc. v. Monfort. Inc., 479 U.S. 104, 113 (1986) (quoting Brunswick Corp. v. Pueblo Bowl-0-Mat. Inc 429 U.S. 477, 489 (1976)). Here, because Connecticut’s alleged injuries have nothing to do with the increase in market concentration it alleges will result from the merger, the Amended Complaint fails both prongs of the Supreme Court’s test.

2. Connecticut is not Threatened with Antitrust Injury because It Already Purchased Its Software

It is axiomatic that, to have standing to bring a claim for injunctive relief under § 16 of the Clayton Act, “a private litigant . . . must prove ‘threatened loss or damage’ to his own interests in order to obtain relief.” California v. American Stores Co., 495 U.S. 271, 296 (1990) (quoting Cargill, 479 U.S. 104); accord Garabet v. Autonomous Tech. Corp., 116 F. Supp. 2d 1159, 1170 (C.D. Cal. 2000) (under § 16 “a plaintiff must still demonstrate that injunctive relief is necessary to prevent injury to its interests rather than those of others”).

Here, because Connecticut has already licensed its software, the Amended Complaint does not allege that Connecticut is a future purchaser that would be likely to suffer from any overall reduction of competition in a relevant market. As a result, the AG cannot demonstrate a “threatened injury.” See Garabet, 116 F. Supp. 2d at 1171 (no antitrust injury because plaintiffs had “no intention of purchasing from [the] Defendants” and further had no “plan to purchase [relevant products] from any member of this market in the foreseeable future”). As the court in Glen Holly Entm’t v. Tektronix, Inc., 100 F. Supp. 2d 1073 (C.D. Cal. 1999), reasoned: “[T]o have standing in the purchase market, [p]laintiff must allege that it is actually a purchaser in that market. In other words, [p]laintiff must allege that it will pay higher prices or purchase less capable machines as a result of the anti-competitive behavior of the [d]efendants.” Id. at 1079 (dismissing complaint that did not allege plaintiff “intends to make new purchases”); cf. In re Mercedes-Benz Antitrust Litig., 213 F.R.D. 180, 186 (D.N.J. 2003) (denying past customers class certification to seek an injunction against a conspiracy allegedly raising the cost of Mercedes cars because “there is nothing to suggest that class members will buy more automobiles from the defendants in the future”).

Thus, because it does not view itself as a potential purchaser of enterprise software, Connecticut is not threatened by the increase in concentration in the purported markets that it alleges constitutes the harm to competition, and, therefore, the AG has failed to demonstrate an antitrust injury.

3. The Alleged Harm to Connecticut Does not “Flow From” the Anticompetitive Effects Alleged in the Amended Complaint and is Not of the Type of Injury the Antitrust Laws were Designed to Prevent

Instead of alleging that Connecticut actually will be harmed by a purchase of a relevant product at an artificially increased price or of an artificially less innovative product, the Amended Complaint alleges that Connecticut will suffer the expense and inconvenience of ameliorating the impact if at some point in the future, the state’s existing PeopleSoft products become degraded or obsolete. (Amended Compl. 3.) Such costs, however, are not antitrust injury.

First, the AG’s argument has already been considered and squarely rejected. In Glen Holly, the plaintiff was a purchaser of a type of digital editing equipment that was discontinued following a merger of two manufacturers of such equipment. The plaintiff argued that “because it is locked into a particular product line, it suffers when the product line is discontinued.” 100 F. Supp. 2d at 1083. The court rejected this argument:

[T]he Court has found no suggestion that the antitrust laws seek to protect consumers against the lack of support or the expense involved in a product-transition. . . .

Put another way, the Court concludes that the antitrust laws do not protect consumers against the diminution in value of their current inventory, even when they are locked-into that inventory and will incur expenses in transition.

Id. Glen Holly’s reasoning applies here. The claim that Connecticut will suffer a “lack of support or the expense involved in a product-transition” simply has nothing to do with any alleged anticompetitive effect in the overall market. Thus, such expenses are not an antitrust injury.

Likewise, the obsolescence of an already-purchased product is not antitrust injury because it does not flow from that which allegedly makes the acquisition unlawful. “The antitrust laws are designed to ensure competition, so as to lower prices and to maximize quality and features at a given price. . . . Nothing about the antitrust laws, however, is designed to insure that a plaintiff’s inventory remains current.” Glen Holly, 100 F. Supp. 2d at 1082-83. The AG’s claim here is that the acquisition may result in Connecticut’s PeopleSoft software becoming obsolete. But, “the ‘stigma of obsolescence’ is not the sort of harm against which the antitrust laws were designed to prevent.” Id. at 1083-84. Such claims are best left in the realm of contract law; in fact, it is Oracle’s understanding that Connecticut has a license with PeopleSoft that gives it certain rights to have its products maintained and supported, and Oracle, or any other acquirer, would assume those obligations as part of any acquisition of PeopleSoft.

Second, the defects in the AG’s proprietary claim are similar to those identified by the seminal Brunswick decision. Brunswick was a large manufacturer of bowling equipment that had acquired several bowling alleys. The plaintiff, which operated bowling alleys that competed against alleys acquired by Brunswick, claimed Brunswick’s acquisitions violated Section 7 of the Clayton Act “because they brought a ‘deep pocket’ parent into a market of ‘pygmies.’” 429 U.S. at 487. Reasoning that but-for the illegal acquisitions, the acquired alleys would have gone out of business, the plaintiff alleged injury and damages resulting from the lost profits that would have accrued in a less competitive market. The Court concluded that the plaintiff had no standing as it “would have suffered the identical ‘loss’—but no compensable injury—had the acquired [alleys] instead obtained refinancing or been purchased by ‘shallow pocket’ parents.” Id.

Here, as in Brunswick, the same harm would occur if any acquirer, or even PeopleSoft itself, decided to introduce a next-generation product and reduce or discontinue support for the legacy product. Indeed, the situation is identical to the situation in Brunswick, in which the Court reasoned that: “Every merger of two existing entities into one, whether lawful or unlawful, has the potential for producing economic readjustments that adversely affect some persons.” 429 U.S. at 487. Thus, even if the alleged losses here could be causally connected to an allegedly anticompetitive merger, as in Brunswick, such an injury is “not of the type [Section 7] was intended to forestall.” Id. at 487-88 (internal quotation marks omitted). Accord Alberta Gas Chemicals Ltd. v. E.I. du Pont de Nemours & Co., 826 F.2d 1235, 1242 (3d Cir. 1987) (plaintiff’s injury did not flow from anticompetitive conduct because “the same harm would have occurred had any acquirer decided to curtail [target company’s] production and marketing plans”); G.K.A. Beverage Corp. v. Honickman, 55 F.3d 762, 767 (2d Cir. 1995) (Winter, J.).

Indeed, if PeopleSoft itself were to introduce a new product and discontinue its old product so as to migrate its customers to the new version,8 Connecticut would suffer the very same expenses as the old product became obsolete. Because the alleged harm could occur even if another firm acquired PeopleSoft, or even if no one acquires PeopleSoft, it cannot be antitrust injury. Brunswick, 429 U.S. at 487.

Finally, the AG’s unfounded and speculative apprehension concerning the consolidation of product lines, even if true, would not constitute antitrust injury. Go-Video. Inc. v. Matsushita

8 In fact, PeopleSoft has recently done exactly that, announcing that as of December 2003 it will discontinue support for its PeopleSoft 7 line of products and only offer its incompatible PeopleSoft 8 line of products.

Elec. Indus. Co 1992 U.S. Dist. LEXIS 16539, at *25, 1992-2 Trade Cas. (CCH) 69,972 (D. Ariz. Sept. 15, 1992) (complaint failed to rebut presumption that no antitrust injury arises from consolidation of two software products), aff’d, 15 F.3d 1085 (9th Cir. 1994) (mem.). Antitrust injury cannot arise from efficient conduct because it would be inconsistent with the underlying purpose of the antitrust laws. See, e.g., Brunswick. 429 U.S. at 487-88; Florida Seed Co. v. Monsanto, 105 F.3d 1372, 1375 n.3 (11th Cir. 1997); Fischer v. NWA, Inc., 883 F.2d 594, 600 (8th Cir. 1989). In Brunswick, for example, the claimed injury was inconsistent with the underlying purpose of the antitrust laws because it resulted from conduct that actually enhanced competition. For that reason, the Supreme Court held that it did not constitute antitrust injury. 429 U.S. at 487-88.

The consolidation of two similar product lines would bring pro-competitive effects -namely, the elimination of the duplicative costs of having two products, savings that would accrue to the benefit of customers in the form of lower prices. Cf. Fischer v. NWA. Inc., 883 F.2d at 600 (no antitrust injury because termination of regional carrier “was caused by Northwest’s need to avoid employing two regional airlines where only one was required”). Thus, although “[e]very merger . . ., whether lawful or unlawful, has the potential for producing economic readjustments that adversely affect some persons,” Brunswick, 429 U.S. at 487, such an adverse effect itself provides no basis for a disgruntled customer to challenge a merger.

The AG first sought to enjoin Oracle from acquiring PeopleSoft on the basis of vague allegations of harm to a class of large enterprises in which Connecticut has no economic or legal interest. In retreating from that untenable initial position, the AG alleged a proprietary interest in avoiding costs of maintaining Connecticut’s already purchased PeopleSoft products. But, under Brunswick such costs are not antitrust injury because they bear no relationship with the antitrust laws’ underlying purpose of protecting competition. Since no antitrust injury has been alleged, the Amended Complaint must be dismissed.

C. The AG Lacks Authority Under State Law to Bring this Federal Claim

Separate from the antitrust standing principles discussed above, the AG is without authority under state law to maintain this action for injunctive relief under § 7 of the Clayton Act. The AG’s authority is derived solely from statute, and when the AG acts without statutory authority, he does not have standing. See Blumenthal v. Barnes. 261 Conn. 434, 463 (2002). In the Amended Complaint, the AG alleges that “[t]he Attorney General of the State of Connecticut is the chief civil law enforcement officer of the State, and as such is authorized to bring this suit on behalf of the State and its general economy.” (Amended Compl. 3.) Specifically, the AG claims to have authority to bring this Clayton Act claim under Connecticut General Statutes §§ 35-32 (parens patriae capacity), 35-34 (injunctive relief for violations of Connecticut Antitrust Act)9 and 35-44a (proprietary capacity) (Amended Compl. 2.) On the contrary, as a matter of law, the AG has no authority to bring an action solely for injunctive relief under Section 7 of the Clayton Act in federal court. Because the AG is acting beyond the limits of the authority granted by the Connecticut General Assembly, he is without capacity and has no standing to bring this action. The Amended Complaint therefore should be dismissed pursuant to Fed . R. Civ. P. 12 (b)(l).

In Moore v. Mitchell. 281 U.S. 18 (1930), the United States Supreme Court established that, where public officials are without authority in their official capacity to bring an action, the action must be dismissed. Furthermore, a question regarding a public official’s authority to

9 General Statutes § 35-34 permits consumers to pursue injunctive relief only for violations of the Connecticut Antitrust Act, not federal antitrust law. Id. (“The state . . . may sue for injunctive relief . . . against threatened loss or damage to its property or business by any violation of this chapter.”) (emphasis added). That section therefore is appropriately discussed in the section of this memorandum that addresses the AG’s claims under the state act.

institute an action implicates that official’s standing. See id. at 24 (the public officer “is a mere arm of the State . . . and has no standing to bring suits in courts outside Indiana . . . .”); Baxley v. Rutland, 409 F. Supp. 1249, 1253-57 (M.D. Ala. 1976). The AG is such a public official, and his capacity to bring the instant action is governed by Connecticut state law. See, e.g., Baxley v. Rutland, 409 F. Supp. at 1254 (“[t]he extent of the powers conferred on the Attorney General of Alabama by the state constitution and statutes can be adjudged with final authority only by the Supreme Court of Alabama”); Philadelphia Housing Authority v. American Radiator & Stand. Sanitary Corp., 309 F. Supp. 1057 (E.D. Pa 1969) (the right of the Pennsylvania Attorney General to sue in “parens patriae” capacity is governed by state law); Fed. R. Civ. P. 17 (b) (“capacity to sue or be sued shall be determined by the law of the state in which the district court is held”).

Under Connecticut state law, the AG’s authority is derived solely from statute. See Blumenthal v. Barnes, 261 Conn. 434, 463 (2002). In Blumenthal v. Barnes, the AG argued that he had common law authority to maintain the action in that case. The Connecticut Supreme Court rejected that argument, concluding that “the office of the attorney general is a creature of statute that is governed by statute and, thus, has no common-law authority.” Id. (internal quotation marks omitted). The court further concluded that the AG had no standing to pursue his action to the extent that he relied upon non-statutory authority. Id. (“we conclude that . . . the attorney general is without standing to pursue an action against the defendant . . . .”). Finally, the court noted that the “enumeration of [the Attorney General’s] powers in a statute is uniformly held to forbid things not enumerated.” Id Thus, not only is the AG strictly limited to the authority provided in the Connecticut General Statutes, but the very act of specifying the AG’s powers preempts all other official acts. If the AG acts without statutory authority, he does not have standing. Id.

As for the statutory authority to bring this action, only two sections in the Connecticut Antitrust Act (the “Act”), Conn. Gen. Stat. §§ 35-24 to 35-46, permit the AG to bring an action under federal antitrust law on behalf of the state in federal court. The first of these, Connecticut General Statutes § 35-44a, provides in relevant part: “The Attorney General may institute proceedings on behalf of the state . . . in federal court to recover damages or to seek injunctive relief provided for under any provision of federal law comparable to the provisions of this chapter . . . .” (emphasis added).10 It was enacted in 1975 as P.A. 75-508 and became effective on July 1 of that year.

By its terms, the grant of authority under § 35-44a applies only to actions brought under federal law that are “comparable to the provisions” of the Act. Although there are several such provisions, e.g C.G.S. § 35-26 (comparable to § 1 of the Sherman Act); § 35-27 (comparable to § 2 of the Sherman Act); C.G.S. § 35-45 (comparable to the Robinson-Patman Act), the Act does not contain a comparable provision to Section 7 of the Clayton Act, the federal provision invoked here. (Amended Compl. 36.) See George D. Brodigan, Connecticut Anti-trust Act, 47 Conn. B.J. 12, 17-18 (1973) (no state analogue to § 7 of the Clayton Act). The AG therefore cannot rely on § 35-44a in his bid to block Oracle’s Tender Offer under the Clayton Act.

10 It is unclear whether, even if § 35-44a is applicable, it provides authority to the state to sue under its sovereign or quasi-sovereign capacity or solely in a proprietary capacity. See Judith A. Maynes, et al., Recent History of the Connecticut Antitrust Act. 50 Conn. B.J. 274, 283 (1976) (noting that P.A. 75-508, now § 35-44a, allows claims under proprietary, or consumer, capacity).

Because the AG can not rely on § 35-44a, however, he is left to attempt to shoehorn his claim of authority to seek injunctive relief under § 7 of the Clayton Act into the unaccommodating confines of Section 35-32 (d).11 That section provides in relevant part:

The Attorney General may also bring a civil action in the name of the state in the district courts of the United States under the federal antitrust laws to recover damages and secure such other relief as provided for in such laws as (1) parens patriae for persons residing in the state with respect to damages sustained by such persons . . . (2) parens patriae with respect to damages to the general economy of the state or any political subdivision thereof; provided that such damages shall not be duplicative of those recoverable under subdivision (1) of this subsection.

Section 35-32 (d) was added as an amendment, P.A. 76-218, in 1976, a year after § 35-44a was enacted.

Although § 35-32 (d) permits the AG to bring an action “under the federal antitrust laws,” the language, history and circumstances surrounding the enactment of § 35-32 (d) all evince a legislative intent to limit the AG’s power under that section to seeking recovery of damages sustained by persons residing in the state or by the general economy. Any claim for injunctive relief must be ancillary to a claim for damages actually sustained. Therefore, the AG has no authority to bring such an action, as he purports to do here, seeking solely injunctive relief without a claim for damages.

First, by its plain language, § 35-32 (d) does not provide the AG with authority to seek an injunction. Indeed, that section contains no mention of “injunction,” injunctive relief,” or “enjoin.” A review of the other sections of the Act demonstrates that, when the legislature intended to grant authority to seek injunctions, not surprisingly, it explicitly said so using the words “injunction” or “enjoin.” See § 35-32 (a) (proceedings to enforce the State Antitrust Act “may pray that . . . violation[s] be temporarily or permanently enjoined”); § 35-34 (state may sue

11 Subsections (a), (b), and (c) relate to enforcement of the Connecticut Antitrust Act or to intervention and thus do not provide any statutory authority to bring the present action under the Clayton Act.

under Act in proprietary capacity “for injunctive relief, both temporary or permanent”); § 35-44a (AG may sue on behalf of state in proprietary capacity “to recover damages or to seek injunctive relief).

In addition, § 35-32 (d) repeatedly uses the word “damages,” which reinforces that the intent of the General Assembly in enacting that section was to grant the AG authority to bring claims for damages. Under § 35-32 (d), the Connecticut attorney general is empowered only to “bring a civil action in the name of the state . . . [as] parens patriae for persons residing in the state with respect to damages sustained by such persons” or to “bring a civil action in the name of the state . . . [as] parens patriae with respect to damages to the general economy of the state or any political subdivision thereof; provided that such damages shall not be duplicative of those recoverable under subdivision (1) of this subsection.” (emphasis added.)

Thus, the omission of the word “injunction,” together with the repeated language that parens patriae claims must be brought “with respect to damages,” demonstrates that, to the extent the AG is empowered to seek an injunction under § 35-32 (d), he may do so only in conjunction with a claim for damages.12

Finally, the historical context of § 35-32 (d) further compels the conclusion that it was intended to be limited to federal actions that claim damages. Section 35-32 (d) was passed by the General Assembly in anticipation of Congressional enactment of the Hart-Scott-Rodino Act (“HSR Act”). See Judith A. Maynes, et al., Recent History of the Connecticut Antitrust Act, 50 Conn. B.J. at 285-286 n.50. Section 4C of the HSR Act added a provision to the federal antitrust

12 This conclusion is supported by comparing the language and history of § 35-32 (d) with § 35-44a, the only other section of the state antitrust act that empowers the AG to bring an action in federal court under federal antitrust law. Whereas § 35-44a section permits a suit “in federal court to recover damages or to seek injunctive relief under federal law, § 25-32 (d) is limited to actions “to recover damages and secure such other relief as provided for [in the federal antitrust laws, i.e., injunctions].”

laws allowing limited parens patriae damage actions to be brought by state attorneys general, 15 U.S.C. § 15c, but included no corresponding provision for injunctive actions. Thus, the circumstances surrounding the enactment of § 35-32 (d) strongly support the conclusion that the legislature granted authority under that section only to bring actions for damages, allowing other relief only when ancillary to such claims for damages.

In sum, the language, history and circumstances surrounding the enactment of the Connecticut Antitrust Act demonstrate that it was intended to give bounded authority to seek injunctive relief to the AG under the Act and certain comparable federal provisions. The AG’s desire to enjoin a merger under Section 7 of the Clayton Act is simply outside the bounds of his statutory grant of authority. Because the AG is acting beyond the scope of statutory authority, he is without capacity and has no standing to bring this federal claim. Accordingly, the claim under Section 7 of the Clayton Act must be dismissed.

II. THE AMENDED COMPLAINT FAILS TO STATE A CLAIM UNDER STATE LAW

In his second claim for relief, the AG alleges a claim for injunctive relief under Section 3 of the Connecticut Antitrust Act, Conn. Gen. Stat. § 35-26. (Amended Compl. 38.) Because § 35-26 prohibits only completed agreements in restraint of trade, and because the AG has failed to allege an agreement between Oracle and PeopleSoft, the AG has not stated a claim under the Connecticut Antitrust Act. Accordingly, the AG’s second claim for relief should be dismissed pursuant to Fed. R. Civ. P. 12 (b) (6).

Section 35-26 provides: “Every contract, combination, or conspiracy in restraint of any part of trade or commerce is unlawful.” The Connecticut Supreme Court has noted that “[s]ection 35-26 is substantially identical to § 1 of the Sherman Act; 15 U.S.C. §1; and applies to contracts, combinations, or conspiracies in restraint of trade or commerce. The essence of a violation of § 1 of the Sherman Act is concerted action. For its provisions to apply, two or more “persons” must agree to act together.” Shea v. First Federal Savings & Loan Ass’n., 439 A.2d 997, 184 Conn. 285, 305 (1981) (citations omitted; emphasis added). “It is well-settled that an individual or corporation cannot alone contract, combine, or conspire to violate the antitrust laws.” McKeown Distributors. Inc. v. GYP-Crete Corp., 618 F. Supp. 632, 645 (D. Conn. 1985). An agreement among two or more parties is an indispensable element of a Sherman Act § 1 violation. See Areeda & Hovenkamp, Antitrust Law, 1403, p. 16 (2d ed.).

Here, the Amended Complaint does not allege an agreement, contract, combination or conspiracy between Oracle and PeopleSoft. Indeed, it is telling that the AG did not include a claim under § 1 of the Sherman Act in his complaint; by not including a claim under § 1 of the Sherman Act, the AG implicitly acknowledges that that section and its state counterpart, § 35-26, do not reach tender offers. Instead, all the AG has alleged is that Oracle has made an offer—one that PeopleSoft’s management has strenuously resisted (to the detriment of PeopleSoft shareholders). An unaccepted tender offer is not an agreement, contract, combination or conspiracy. See United States v. American Airlines. Inc 570 F. Supp. 654, 657 (N.D. Tex 1983), rev’d on other grounds, 743 F.2d 1114 (5th Cir. 1985). The Amended Complaint therefore fails to state a claim under § 35-26.

In addition, because the AG fails to state a claim under the Connecticut Antitrust Act, he has no claim for injunctive relief pursuant to § 35-34. Section 35-34 provides in relevant part: “The state or any person, including, but not limited to, a consumer, may sue for injunctive relief, both temporary and permanent, against threatened loss or damage to its property or business by any violation of this chapter. . . .” (emphasis added.) The plain language of § 35-34 limits the reach of its provisions to violations of the state antitrust act, and because the AG does not properly allege a claim under the Act, he cannot obtain relief under that section.

Finally, because the AG’s federal antitrust claims must be dismissed for the reasons set forth in Part I of this memorandum, this Court should not exercise supplemental jurisdiction over the state law claim in the second count of the Amended Complaint, and, therefore, that claim should be dismissed. See In re Merrill Lynch Ltd. P’ships Litie., 154 F.3d 56, 61 (2d Cir. 1998) (“[t]his Court and the Supreme Court have held that when the federal claims are dismissed the state claims should be dismissed as well”) (internal quotation marks omitted).

III. THE PLAINTIFF’S CLAIMS ARE PREMATURE

Oracle has not acquired PeopleSoft, nor has it even entered into an agreement to do so. At this point, Oracle has commenced its Tender Offer, and several further steps need to be taken and significant obstacles need to be addressed—the timing of which Oracle cannot control -before such an acquisition will occur. (See Declaration of Eric D. Beal 2; Schedule TO and Offer to Purchase filed with the United States Securities and Exchange Commission (“SEC”) on June 9, 2003 is attached as Exhibit A to the Declaration.)13 Because Oracle must comply with DOJ premerger antitrust review, and Oracle must address PeopleSoft’s misguided attempts to sabotage the Tender Offer, the AG’s claims under the Clayton Act and the Connecticut Antitrust Act are not ripe and should be dismissed pursuant to Fed. R. Civ. P. 12 (b) (1). Specifically:

•	the “poison pill” and other actions taken by the PeopleSoft Board of Directors to entrench itself in office must be resolved;

• the poison pill and related issues are, in turn, dependent on the litigation initiated by Oracle in Delaware to challenge the PeopleSoft Board’s improper actions;

13 Oracle submits herewith a Declaration of Eric D. Beal in Support of Oracle’s Motion to Dismiss (hereinafter “Beal Decl.”).

•	the Tender Offer is on statutory hold pending DOJ antitrust review through the Hart-Scott-Rodino (“HSR”) pre-merger review process, which could result in a modification of any transaction;

• if, following the HSR investigation, the PeopleSoft Board does not undo the poison pill and related obstructionist actions, either voluntarily or by order of the Delaware court, Oracle has publicly expressed its intention to seek the replacement of the Board; and

• finally, PeopleSoft’s shareholders must tender their shares.

While Oracle is confident that these items will be resolved fully and completely in its favor, either alone or together, they serve to delay the Tender Offer and may even alter the issues this Court must address in this litigation, rendering the Court’s review of the matter as presently cast a waste of time. Unwilling to wait, however, for the outcome of the Delaware litigation, or the DOJ antitrust review of the proposed transaction, the AG has breathlessly rushed his unripe claims into this Court. This Court should refuse to waste judicial resources becoming embroiled in the AG’s unripe claims.

The basic rationale underlying the doctrine of ripeness “is to prevent the courts, through avoidance of premature adjudication, from entangling themselves in abstract disagreements. . . .” Abbott Labs. v. Gardner, 387 U.S. 136, 148 (1967), Thus, in evaluating a claim for ripeness, a court properly considers prudential reasons for refusing jurisdiction under the doctrine. See, e.g., Suitum v. Tahoe Regional Planning Agency, 520 U.S. 725, 733 n.7 (1997) (“We have noted that ripeness doctrine is drawn both from Article III limitations on judicial power and from prudential reasons for refusing to exercise jurisdiction.”). As the court of appeals in Metzenbaum v. FERC explained:

Ripeness doctrine is drawn both from Article III limitations on judicial power and discretionary reasons of policy for refusing to exercise power.

The central concern of both power and discretion is that the tendered case involves uncertain and contingent future events that may not occur as anticipated . . . .

675 F.2d 1282, 1289-90 (D.C. Cir. 1982) (quoting C. Wright, A. Miller & E. Cooper, 13 Federal Practice and Procedure: Jurisdiction § 3532, at 237-38 (1975)).

In the present case, the Tender Offer cannot move forward until the several obstacles noted above are surmounted. There simply is no point to devoting judicial resources, as well as those of the State of Connecticut and Oracle, in quarrelling over a merger the timing of which cannot be known until these events unfold. See Cedars-Sinai Medical Center v. Watkins, 11 F.3d 1573, 1582 (Fed. Cir. 1993) (action did not meet either the Article III tests of ripeness or the tests that involve “the discretionary prudential consideration of conservation of judicial resources”).

For example, PeopleSoft’s “poison pill,” by which the board of directors of PeopleSoft has sought to entrench itself in office, is the subject of a lawsuit filed on June 18, 2003, by Oracle against PeopleSoft and its board of directors. (Beal Decl. ¶ 4, 5; Complaint is attached as Exhibit C to Declaration.) Although Oracle believes that these actions by the PeopleSoft Board are an unjustifiable attempt at self-preservation at the expense of PeopleSoft’s shareholders, they nevertheless impose delay, albeit unnecessarily, on the ultimate confirmation of the Tender Offer. So long as these issues remain outstanding, the AG’s challenge is premature.

In addition, the pendency of several state court actions requires a finding that the AG’s present antitrust action is not ripe. Courts consistently have held that claims that hinge on “contingent future events,” such as concurrent state litigation, are not ripe. See, e.g Step-Saver Data Sys., Inc. v. Wyse Technology, 912 F.2d 643, 646-652 (3d Cir. 1990) (federal action not ripe because contingent upon uncertain outcome of 12 state actions); Crestar Mortgage Corp. v. Peoples Mortgage Co., 818 F. Supp. 816, 820 (E.D. Pa. 1993) (“[f]ederal ripeness doctrine . . . counsels against adjudication of questions that might be altered or dissolved by further action in the state court”).

Here, although Oracle maintains that the conduct of the PeopleSoft Board is, among other things, a breach of its fiduciary duties, the Board’s obstinacy has unfortunately required Oracle to initiate litigation in Delaware Chancery court, (Beal Decl. ¶ 4; see Oracle Corp. & Pepper Acquisition Corp. v. PeopleSoft et al., CV 20377NC (Del. Ch, June 18, 2003)), and PeopleSoft has filed a separate action against Oracle in California. (Beal Decl. ¶ 3a; Exh. B ¶ 15, p. 29.) Despite Oracle’s belief that it will prevail in Delaware, and that the California action is frivolous, this litigation must be resolved before the Tender Offer can proceed, further supporting the absense of ripeness of the AG’s antitrust action.

Perhaps the most significant obstacle, though, is the pending regulatory review of the Tender Offer, notably that by the United States Department of Justice which has issued a Second Request regarding the proposed merger. (Beal Decl. ¶ 3b; Exh. B.¶ 15, p. 28.) Courts have consistently recognized that it does not make sense to devote judicial resources to evaluating actions against events that are contingent upon regulatory review and approval because, among other reasons, such review has the potential to modify the transaction under review.14 Courts are particularly reluctant in antitrust cases to adjudicate issues that are subject to regulatory

14See, e.g., South Austin Coalition Cmlv. Council v. SBC Communications. Inc., 191 F.3d 842 (7th Cir. 1999) (Clayton Act action to block merger not ripe because merger contingent on and may be modified by regulatory review); US West Communications v. MFS Intelenet. Inc., 193 F.3d 1112, 1118 (9th Cir. 1999); In re Drexel Bumham Lambert Group Inc., 995 F.2d 1138, 1146 (2d Cir. 1993) (plaintiffs’ claims contingent on SEC decision and court order in preliminary litigation); Chicago & Northwestern Trans. Co. v. SOO Line R.R., 739 F. Supp. 447, 450 (D. III. 1990) (because regulatory approval of agreements was required, “any injury which [plaintiff] may suffer as a result of [the agreements] is purely speculative at this time”).

scrutiny.15In South Austin Coalition Cmty. Council v. SBC Communications Inc., 191 F.3d 842, 845 (7th Cir. 1999), for example, the court dismissed as premature a private suit for an injunction blocking a prospective merger under section 7 of the Clayton Act, 15 U.S.C. § 26, stating:

Until the agencies have had their say, it is impossible to perform the sort of antitrust analysis that is integral to a potential competition case, and it therefore would be a waste of everyone’s time to proceed. Antitrust litigation can be very costly; an expensive challenge to a moving target is worse than pointless.

Accord United States v. Michigan Nat’l Corp., 1974 U.S. Dist. LEXIS 12205 (E.D. Mich., Feb. 19, 1974) (challenge to merger under section 7 of Clayton Act premature because merger contingent upon regulatory approval). Oracle remains confident that the proposed acquisition poses no antitrust issues, and it expects that DOJ will come to the same conclusion upon compliance with the Second Request. In the meantime the Tender Offer may not move forward until DOJ completes its antitrust review. See 15 U.S.C. § 18A. And as recognized in South Austin and Michigan Nat’l, regulatory scrutiny itself counsels in favor of waiting to see how events unfold.

Finally, even if all of the above contingencies resolve in favor of the proposed acquisition - the deal is approved without modification by DOJ, the Delaware litigation in the trial court, and possible appeals, permit the Tender Offer to go forward—PeopleSoft’s shareholders still must assent to the Tender Offer.

In a case analogous to the circumstances here, Volvo N. Am. Corp. v. Men’s Int’l Prof’l Tennis Council. 857 F.2d 55, 65 (2d Cir. 1988), the plaintiff challenged a series of allegedly

15 Indeed, mergers are often modified during the course of the regulatory review process. See Statement of R. Hewitt Pate before the U.S. House of Rep. Judiciary Committee, p. 9 (July 24, 2003,) (noting that since June 2001, of 34 mergers challenged, 9 were resolved through modification and 12 through restructuring during pendency of DOJ’s antitrust review) (available at <http://www.usdoi.gQv/atr/public/testimony/201190.htm>.)

anticompetitive proposed rules under consideration by the Men’s Tennis Council. The Second Circuit sua sponte raised the question of ripeness and found the challenge to three specific rules unripe because it was “difficult to predict how appellees will choose to employ the three remaining rules should they be enacted [and the] rules may be clarified by the further factual development that would accompany their adoption.” Similar to the proposed rules in Volvo, the proposed transaction here may be altered by subsequent events. In such circumstances, a court should wait to see how those events unfold. See United States v. Muzak LLC, 275 F.3d 168, 178 (2d Cir. 2001) (“[p]ursuant to ripeness doctrine, we must avoid entangling ourselves in abstract disagreements and engaging in premature adjudication”) (citation omitted).

In sum, under both the Article III and prudential rationales of ripeness doctrine, the AG’s action is premature. The AG’s claims rest on future events that must be addressed prior to any acceptance of the Tender Offer and thus do not warrant the attention of the Court and the parties’ resources at this point. Accordingly, the AG’s Amended Complaint should be dismissed in its entirety.

CONCLUSION

For the reasons stated above, Oracle respectfully requests:

A. With respect to the federal claim under section 7 of the Clayton Act, this Court find that:

• the AG lacks standing as parens patriae to bring the federal claim; and

• the AG’s asserted proprietary interest fails to allege antitrust injury to Connecticut, an essential element the federal claim; or, in the alternative,

• the AG lacks capacity, or statutory authorization under state law, to bring the federal claim.

B. With respect to the state antitrust law claim, this Court find that:

• Connecticut antitrust laws do not apply to unaccepted tender offers, so the AG failed to state a claim under state antitrust law; or, in the alternative,

•	because this Court lacks subject matter jurisdiction over the federal claim, the AG’s state law claim should also be dismissed for lack of supplemental jurisdiction.

On the basis of these findings, Oracle further requests that this Court enter an order dismissing the Amended Complaint with prejudice.

If, however, the Court were to recognize standing in the AG, Oracle respectfully requests that the Amended Complaint be dismissed without prejudice and with leave to re-file, because the AG’s hastily brought claims are premature and unripe.

Dated: August 18, 2003

Respectfully Submitted,
/s/ William M. Rubenstein
William M. Rubenstein (ct08834)
E-mail: wmr@avhlaw.com
Eric D. Beal (ct23167)
E-mail: exb@avhlaw.com
Axinn, Veltrop & Harkrider LLP
90 State House Square
Hartford, CT 06103-3702
Telephone: 860-275-8100
Facsimile: 860-275-8101

Attorneys for Defendants
ORACLE CORPORATION and
PEPPER ACQUISITION CORP.

CERTIFICATION

THIS IS TO CERTIFY that a copy of the foregoing Memorandum has been delivered by hand this 18th day of August, 2003 to:

Steven Mark Rutstein, Esq.

Roger F. Reynolds, Esq.

Attorney General’s Office

55 Elm St.

Hartford, CT 06106

Clare E. Kindall, Esq.

Attorney General’s Office

55 Elm St.

Hartford, CT 06106

/s/ ERIC D. BEAL
Eric D. Beal
AXINN, VELTROP & HARKRIDER LLP

UNITED STATES DISTRICT COURT

DISTRICT OF CONNECTICUT

STATE OF CONNECTICUT, ex rel.	)
Attorney General	)	CIVIL ACTION NO. 03-CV-1072 (AWT)
RICHARD BLUMENTHAL	)
Plaintiff,	) )
v.	) )
ORACLE CORPORATION and PEPPER ACQUISITION CORP.	) ) )
Defendants.	) )	August 18, 2003

DECLARATION OF ERIC D. BEAL

IN SUPPORT OF DEFENDANTS’ MOTION TO DISMISS

I, Eric D. Beal, submit this Declaration in support of Defendants’ Motion to Dismiss and declare as follows:

1. I am an attorney for Oracle Corporation appearing in this action. This Declaration is submitted in support of the Motion to Dismiss the Amended Complaint by the Defendants, Oracle Corp. and Pepper Corp.

2. Attached hereto as Exhibit A is an accurate copy of Schedule TO and Offer to Purchase filed with the United States Securities and Exchange Commission (“SEC”) on June 9, 2003. On that date, Pepper Acquisition Corp. (“Pepper”), a wholly-owned subsidiary of Oracle Corporation (individually, and collectively with Pepper, “Oracle”), extended a cash tender offer (the “Tender Offer”) for all of the outstanding common stock of PeopleSoft, Inc. (“PeopleSoft”), along with the accompanying share purchase rights issued pursuant to the First Amended and Restated Preferred Shares Rights Agreement, dated December 16, 1997, between PeopleSoft and BankBoston, N.A., as Rights Agent (“the Rights Agreement”).

3. Attached hereto as Exhibit B is an accurate copy of Amendment No. 22 to Schedule TO filed with the SEC on July 24, 2003. Exhibit B provides in relevant part as follows:

a. On June 13, 2003, PeopleSoft filed an action in state court in California seeking to enjoin the Tender Offer. (Exh. B ¶ 15, p. 29.)

b. As part of its antitrust review, the Antitrust Division of the Department of Justice (“DOJ”) issued to Oracle and PeopleSoft a “Second Request” for information on June 30, 2003, requesting a large number of documents and interrogatory responses. (Exh. B ¶ 15, p. 28.)

4.	Attached hereto as Exhibit C is an accurate copy of the Complaint filed in the Delaware Chancery Court in the action styled Oracle Corp. & Pepper Acquisition Corp. v. PeopleSoft et al., CV 20377NC (Del. Ch., June 18, 2003) (the “Delaware Complaint”).

5.	The gravamen of the Delaware Complaint is as follows:

a.	PeopleSoft’s management and directors have vigorously contested Oracle’s Tender Offer, with both public announcements of opposition and numerous defensive measures designed to deter or prevent the consummation of the Tender Offer. (Exh. C ¶¶ 1-3.)

b.	PeopleSoft has refused to negotiate with Oracle or even discuss the terms of the Tender Offer or any acquisition of PeopleSoft by Oracle. (Exh. C ¶¶ 3, 27-29.)

c.	The PeopleSoft board, among other things, has taken the following steps to undermine the tender offer: (i) it has refused to redeem the purchase rights plan, or “poison pill”; (ii) it has refused to exempt the tender offer from the operation of Delaware’s anti-takeover statute, 8 Del. C. § 203; and (iii) it has created a “customer poison pill” by telling its customers that if the tender offer if consummated, Peoplesoft may be required to pay them double, or more, of their money back. (Exh. C ¶¶ 3, 10, 20-26, 36.)

I declare under penalty of perjury that the foregoing is true and correct.

Executed on August 18, 2003.

/s/ Eric D.Beal
Eric D.Beal (ct23167)
E-mail: exb@avhlaw.com
Axinn, Veltrop & Harkrider LLP
90 State House Square
Hartford, CT 06103-3702
Telephone: 860-275-8100
Facsimile: 860-275-8101

Attorney for Defendants
ORACLE CORPORATION and
PEPPER ACQUISITION CORP.

CERTIFICATION

THIS IS TO CERTIFY that a copy of the foregoing Declaration has been delivered by hand this 18th day of August, 2003 to:

Steven Mark Rutstein, Esq.

Roger F. Reynolds, Esq.

Attorney General’s Office

55 Elm St.

Hartford, CT 06106

Clare E. Kindall, Esq.

Attorney General’s Office

55 Elm St.

Hartford, CT 06106

/s/ ERIC D. BEAL
Eric D. Beal
AXINN, VELTROP & HARKRIDER LLP

43